Page 1 of 10 MASTER INDEPENDENT CONTRACTOR AND MUTUAL NON-DISCLOSURE AGREEMENT (CONSULTING) THIS MASTER INDEPENDENT CONTRACTOR and MUTUAL NON-DISCLOSURE AGREEMENT (this “Agreement”) is entered into and effective as of June 1, 2025 (the “Effective Date”), between 1st Franklin Financial Corporation (“1FFC”), a Georgia Corporation with its principal place of business at 135 East Tugalo Street, Toccoa, Georgia 30577, and Brian Gyomory (“Contractor”), an adult individual primarily residing at 820 Asheton Commons Lane, Simpsonville, South Carolina 29681. 1FFC and Contractor may also be referred to as a “Party” and together as the “Parties” in this Agreement. WHEREAS, as a result of Contractor resigning as an employee from 1FFC, the Parties agree to engage in a principal and contractor relationship which will necessitate that each Party will furnish the other Party with certain confidential and proprietary information on the terms set forth in this Agreement. NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the Parties agree as follows. MUTUAL CONFIDENTIALITY 1. Definitions. The following terms will have the meanings set forth opposite such terms: a. “Affiliate” means any bank, partnership, joint venture, corporation, limited liability company or other form of enterprise, domestic or foreign, including without limitation, subsidiaries, that directly or indirectly, control, are controlled by, or are under common control with a Party to this Agreement. The Affiliates of each Party hereto will be bound by this Agreement, and this Agreement will inure to the benefit of and may be specifically enforced by the Affiliates of each Party. b. “Confidential Information” means information and related materials disclosed before, on or after the Effective Date of this Agreement (whether disclosed orally or in writing, and including information exchanged orally and reduced to writing promptly thereafter) about a Party hereto that is disclosed by the Disclosing Party to the Receiving Party and that is (i) not generally known to the public and (ii) identified as confidential (or, to a reasonable person, would be expected to be confidential) including, but not limited to: financial information or projections; business trends; lists of and information about suppliers, dealers, potential customers, and associated statistical and financial information; pricing, designs, specifications and uses of products and services; marketing and advertising methods; Personal Information (as hereafter defined); systems and technology information; business processes and tools; non-personally-identifiable client and customer information (e.g., zip codes and aggregate statistical data); product research; sales, marketing, business and strategic plans; and other significant and valuable business information. “Confidential Information” also includes (i) the terms of this Agreement, (ii)

Page 2 of 10 communications (whether oral or written) between the Parties concerning the proposed relationship and the terms thereof, (iii) the identities of actual business contacts and business partners of the Parties and the identities of identified prospective customers, clients, business contacts and business partners of the Parties, and (iv) the fact that a Party hereto is engaged in negotiations for a business relationship with one or more persons or entities. c. “Disclosing Party” means a Party to this Agreement and each Affiliate of a Party to this Agreement, any of whom may provide Confidential Information to a Receiving Party. d. “Personal Information” means personally identifiable information about actual clients or customers of the Disclosing Party, including without limitation, address, social security number, employer identification number, telephone number, account number, or the fact that a client or customer does business with the Disclosing Party. Personal Information also includes any list, description or other grouping of clients or customers that is derived using any Personal Information. e. “Receiving Party” means a Party to this Agreement and each Affiliate of a Party to this Agreement, any of whom may receive Confidential Information from a Disclosing Party. f. “Permitted Recipient” means, with respect to a Receiving Party, those officers, directors, shareholders, partners, members, employees, attorneys, agents, financial advisors and other authorized person or representative who has a legitimate need to know the Confidential Information about a Disclosing Party in furtherance of the Receiving Party’s prospective business relationship with the Disclosing Party. 2. Confidentiality Obligations. a. Each Party to this Agreement will and will cause each of its Permitted Recipients to undertake the following: i. use the Confidential Information solely in pursuance of the Receiving Party’s business relationship or proposed business relationship with the Disclosing Party, and then only in strict compliance with the provisions hereof and subject to any applicable laws, and for no other purpose except with the prior written consent of the Disclosing Party; ii. protect the confidentiality of the Confidential Information (using in any case, not less than the efforts such Party uses to protect its own confidential information and no less than a reasonable degree of care), and prevent any access to or reproduction, disclosure or use of any of the Confidential Information other than as expressly permitted under Section 2(a)(i); iii. disclose the Confidential Information only to Permitted Recipients and, in the event the employment or association of any such Permitted

Page 3 of 10 Recipient is terminated, use reasonable efforts to recover any Confidential Information in such person’s custody or control; iv. advise its Permitted Recipients of the confidential and proprietary nature of the Confidential Information and of the obligations in this Agreement and take appropriate action by written agreement with its Permitted Recipients to bind the Permitted Recipients to the confidentiality obligations under this Agreement; v. promptly notify the Disclosing Party in writing of any unauthorized use or disclosure of the Confidential Information, including a detailed description of the circumstances of the disclosure and the parties involved and cooperate with the Disclosing Party to obtain the return of such Confidential Information; and vi. advise its Affiliates, officers, employees, and agents that receive or have access to the Confidential Information that federal and state securities laws prohibit any person who has material non-public information concerning the Disclosing Party from purchasing or selling securities of the Disclosing Party or from communicating such information to any other person. b. Notwithstanding the provisions of Section 2(a) above, information and materials provided by a Disclosing Party will not be considered Confidential Information to the extent that: (i) such information was known by the Receiving Party prior to its disclosure by the Disclosing Party; (ii) such information lawfully came into the possession of the Receiving Party, directly or indirectly, from persons who were not under any obligation to maintain the confidentiality of such information; (iii) such information has become part of the public domain through no act or fault on the part of the Receiving Party in breach of this Agreement; or (iv) such information was independently developed by or for the Receiving Party without the use of Confidential Information, and the Receiving Party can verify the development of such information by written documentation. Additionally, a Receiving Party may disclose Confidential Information where required pursuant to legal process (e.g., subpoena, interrogatories or similar legal process) or by law, provided that in such instance the Receiving Party will use best efforts to provide advance written notice of such event to the Disclosing Party and to reasonably cooperate with the Disclosing Party so that the Disclosing Party may seek an appropriate protective order or waive compliance by the Receiving Party with the provisions of this Agreement, or both. If, absent the entry of a protective order or receipt of a waiver, the Receiving Party is, in the reasonable opinion of its legal counsel, legally compelled to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information to the person and to the extent required without liability under this Agreement, provided that the Receiving Party uses its best efforts to obtain confidential treatment for any Confidential Information so disclosed. A Receiving Party also may disclose the existence and summary of this Agreement in regulatory filings as required by law, regulation, or standard accounting rules (e.g., FASB).

Page 4 of 10 3. Protection and Use of Personal Information. Each Receiving Party will safeguard and secure any Personal Information disclosed hereunder in a manner compliant with (A) the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, and (B) the safeguarding and security rules of the Federal Trade Commission set forth in 16 C.F.R. Part 314, and any successors to any of the foregoing laws and regulations. No Receiving Party will use or disclose Personal Information provided hereunder except as expressly permitted hereby and except as such use or disclosure is consistent with applicable law, the terms of this Agreement and the respective privacy policies of the Parties. 4. Return of Confidential Information. If either Party ceases the business relationship contemplated here, it will promptly notify the other Party in writing of that decision and, in addition, any Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access to and such Party’s review of the Confidential Information. In the event a Party delivers such notice, within thirty (30) days of written request by the Disclosing Party or within thirty (30) days of termination of this Agreement or any subsequent agreement relating to proposed transaction between the Parties, all Confidential Information and any notes related thereto in its possession or control will be promptly returned to the Disclosing Party or destroyed, and the Receiving Party will provide the Disclosing Party with a written certification stating that such Confidential Information has been returned or destroyed. 5. Equitable Relief. Each Receiving Party agrees that any unauthorized use of the Confidential Information by a Receiving Party may cause the Disclosing Party irreparable harm for which remedies at law may be inadequate. Therefore, in addition to any other rights it may have at law, each Disclosing Party will be entitled to seek equitable relief, without the necessity of posting a bond. 6. Proprietary Rights and Ownership. All right, title and interest in and to the Confidential Information will be and remain vested in the applicable Disclosing Party. Nothing in this Agreement will grant any Receiving Party any license or right of any kind with respect to the Confidential Information, other than to review, evaluate and use such information solely in pursuance of the Receiving Party’s business relationship or proposed business relationship with the Disclosing Party. The Receiving Party will not modify or create any derivative works from the Confidential Information. Nothing in this Agreement is intended to limit or abridge the protection of trade secrets under applicable trade secrets law. INDEPENDENT CONTRACTOR RELATIONSHIP • Scope of Work (“SOW”). The Parties agree that Contractor will provide the following services: Financial Consultant (“FS Consultant”). Contractor will provide services as a FS Consultant to 1FFC. 1FFC will designate a single point of contact with which Contractor will use to channel all work through. 1FFC and Contractor will agree on a reasonable completion

Page 5 of 10 date for each question or assignment. All such work must comply with applicable state and federal law, rules, and regulations. Contractor services will be limited to: • review of prepared financial statements, • consultation calls regarding previously issued financial statements, • consultation calls regarding NLS migration accounting and finance related issues, • consultation calls regarding reports built by Contractor, • consultation calls regarding supporting schedules for 10-K/10-Q filings and external audit, • consultation calls regarding previously issued bank credit line reports and supporting schedules, • consultation calls regarding prior SEC filings. • The way services are to be performed and the specific hours to be worked by the Contractor shall be determined by the Contractor. 1FFC may rely on Contractor to work as many hours as may be reasonably necessary to fulfill the Contractor’s obligations under this agreement, however under no circumstances will Contractor work, or be asked to work, more than forty (40) hours in any week. The Parties agree that any additional Scopes of Work will not be binding on either Party to this Agreement unless it is executed in writing, attached as an Addendum to this Agreement, and fully incorporated here. • Payment. The Parties agree that 1FFC will pay, as consideration for Contractor’s services, the amount of Twenty-Eight Thousand Three Hundred Fifty and 78/100 Dollars ($28,350.78) on each of the following dates: June 30, 2025, July 31, 2025, September 1, 2025, September 30, 2025, October 31, 2025, and December 1, 2025. 1FFC will make all payments through direct ACH transmission into a bank account designated by Contractor for such payment. • Up Front Payment. The Parties agree that 1FFC will pay, as consideration for executing this Agreement, the amount of Twelve Thousand and 00/100 on June 1, 2025. 1FFC will make this payment through direct ACH transmission into a bank account designated by Contractor for such payment.

Page 6 of 10 • Expenses. The fees noted above are reflective of Contractor’s rate for work performed and are exclusive of Contractor’s reasonable expenses. Contractor may only submit invoices for expense reimbursement for expenses agreed to in this Agreement. a. Travel Expenses and Mileage. 1FFC will reimburse Contractor for travel expenses and mileage so long as 1FFC approves the travel in advance. Travel expenses include, without limitation, reasonable hotel lodging charges, reasonable meals, coach-class airfare, and reasonable rental car fees. 1FFC will reimburse Contractor’s mileage for business travel on 1FFC’s behalf at the current IRS published mileage rate at the time Contractor engages in the travel. This includes miles driven from Contractor’s home to 1FFC’s headquarters in Toccoa, Georgia for onsite work. b. Materials or Business Expenses. Contractor will furnish its own materials and business equipment except 1FFC may provide a computer for Contractor’s use to be able to access 1FFC’s secure internal data. To the extent that Contractor needs to purchase any materials or equipment to complete the SOW, and 1FFC agrees to the expenditure in advance, 1FFC will reimburse Contractor any such expense in full without mark-up by Contractor. c. Outsourcing / Subcontractors. Contractor will not engage the services of any outside subcontractors to work on any SOW for 1FFC without advance written consent from 1FFC. Contractor agrees that it will not engage any subcontractor who refuses to undergo 1FFC’s vendor management process and agree to 1FFC’s terms of confidentiality. In the event that 1FFC agrees to allow Contractor to engage a subcontractor(s), the parties will execute a written memorandum of understanding regarding the engagement outlining the terms of payment. Contractor agrees to not to mark-up any rate for a subcontractor he may engage. • Independent Contractor Status. The Parties agree that Contractor is NOT an employee of 1FFC. Rather, Contractor is an independent contractor. Nothing in this Agreement creates or purports to create an employer – employee relationship between 1FFC and Contractor. a. Contractor has the right to perform services for others during the term of this engagement; b. Subject to the limitations in this Agreement, Contractor has the sole right to control and direct the means, manner, and method for which he will perform the services required by this Agreement and any subsequent SOW. Contractor will select the routes taken, starting and quitting times, days of work, and order in which he will perform his work. c. 1FFC will not require Contractor to wear a 1FFC uniform. d. Contractor warrants that he is fully trained for the work he will perform, and will not seek, nor be provided with, any training from 1FFC.

Page 7 of 10 • Business Licenses, Permits, and Certificates. Contractor represents and warrants that Contractor will comply with all federal, state, and local laws requiring drivers and other licenses, business permits, and certificates required to conduct the services to be performed under this Agreement. • State and Federal Taxes. The parties agree that 1FFC will issue the appropriate IRS Forms 1099 as required by law in connection with the payments contemplated here and will not: a. withhold FICA (Social Security and Medicare taxes) from Contractor's payments or make FICA payments on Contractor's behalf, b. make state or federal unemployment compensation contributions on Contractor's behalf, or c. withhold state or federal income tax from Contractor's payments. Contractor will pay all taxes incurred while performing services under this Agreement— including all applicable income taxes and, if Contractor is not a corporation, self- employment (Social Security) taxes. Upon demand, Contractor will provide 1FFC with proof that such payments have been made. • Fringe Benefits Contractor understands that Contractor is not eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of 1FFC appurtenant to this Agreement. This does not affect any rights Contractor has under any other agreements with 1FFC. • Unemployment Compensation. 1FFC will make no state or federal unemployment compensation payments on behalf of Contractor. Contractor will not be entitled to these benefits in connection with work performed under this Agreement. • Workers' Compensation. 1FFC will not obtain workers' compensation insurance on behalf of Contractor. • Insurance. 1FFC will not provide insurance coverage of any kind for Contractor. • Indemnification. Contractor will indemnify and hold 1FFC harmless from any loss or liability arising from performing services under this Agreement to the extent resulting from the negligence of Contractor. • No Partnership. This Agreement does not create a partnership relationship. Contractor does not have authority to enter into contracts on 1FFC's behalf. Contractor may, at the direction of 1FFC, conduct negotiations and scope services with third party vendors who will contract directly with and at the sole discretion of 1FFC.

<u>MISCELLANEOUS PROVISIONS</u>

1. <u>Term of Agreement</u>. This agreement will become effective when signed by both parties. It will terminate on the earlier of:

   a. December 1, 2025;
   b. The date 1FFC terminates the Agreement for cause as outlined in No. 2 below; or
   c. The death of the Contractor.

2. <u>Termination for Cause</u>. The parties agree that 1FFC may terminate this Agreement "for cause" and not be liable to Contractor for any remaining payments due Contractor if Contractor materially breaches this Agreement, or violates any local, state, or federal law, rule, or regulation.

3. <u>Notices</u>. The parties agree to provide all Notices required under this Agreement flowing to and from each Party by electronic mail as follows:

   a. For Contractor: Brian Gyomory
   820 Asheton Commons Lane
   Simpsonville, South Carolina 29681

   b. For 1FFC: Mary Zimmerman
   Executive Vice President: Human Resources
   1st Franklin Financial Corporation
   mzimmerman@1ffc.com

d. <u>Modifying the Agreement</u>. This Agreement may be modified only in writing and signed by both parties.

e. <u>Compliance with 1FFC's Policies and Procedures</u>. While the parties agree that Contractor is not 1FFC's employee, 1FFC may give Contractor some level of access to its computer systems and network to enable Contractor to complete its SOW. Contractor agrees to comply with all of 1FFC's policies and procedures governing such access, including without limitation, 1FFC's Information Security Policy and Bring Your Own Device Policy.

f. <u>Proprietary Information</u>. The product of all work performed under this Agreement ("Work Product"), including without limitation all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, work-in-progress and deliverables will be the sole property of the 1FFC, and Contractor hereby assigns to the 1FFC all right, title and interest therein, including but not limited to all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights and other proprietary rights therein. Contractor retains no right to use the Work Product and agree not to challenge the validity of the 1FFC's ownership in the Work Product.

Contractor hereby assigns to the 1FFC all right, title, and interest in any and all photographic images and videos or audio recordings made by the 1FFC during Contractor's

Page **8** of **10**

Page 9 of 10 work for them, including, but not limited to, any royalties, proceeds, or other benefits derived from such photographs or recordings. Notwithstanding the above, Contractor retains all rights and privileges to use their proprietary and standard business practices in support of other business engagements. This includes approaches, formats, methodologies, and standards known and practiced prior to this agreement. g. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the use and disclosure of the Confidential Information, and supersedes all prior and contemporaneous negotiations, discussions, and understandings of the Parties, whether written or oral, with respect to such subject matter. h. No Waiver. No waiver or modification of any of the provisions of this Agreement will be valid unless in writing and signed by both Parties. A Receiving Party’s rights and obligations under this Agreement cannot be assigned, subcontracted, or delegated to any third party without the Disclosing Party’s prior written consent, and any attempted or purported assignment, subcontract, or delegation of this Agreement without such consent will be void. i. Compliance with Law. Both Parties will adhere to all applicable laws, regulations, and rules relating to the export of technical data, and will not export or re-export any technical data, any products received from a Disclosing Party, or the direct product of such technical data to any proscribed country or person under such applicable laws, regulations or rules. j. Applicable Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of Georgia, excluding its choice of law provisions, and any dispute will be resolved in the exclusive jurisdiction of the appropriate State or Municipal Court seated in Stephens County, Georgia. k. Counterparts. This Agreement may be executed and delivered by the Parties hereto in any number of counterparts, each of which will be deemed an original and all of which together will constitute the same instrument. In proving this Agreement in any judicial proceedings, it will not be necessary to produce or account for more than one such counterpart signed by the Party against whom such enforcement is sought. Delivery of a signature hereto by facsimile transmission or by e-mail transmission of a document in the form of a portable digital file (PDF) will be as effective as delivery of a manually executed counterpart hereof, and any such facsimile or PDF signature will be treated as an original signature to this Agreement. l. Partial Invalidity. Should any provision of this Agreement be determined to be void, invalid or otherwise unenforceable by a Court of competent jurisdiction, then such determination will not affect the remaining provisions hereof which will remain in full force and effect. IN WITNESS WHEREOF, the Parties have executed this Mutual Non-Disclosure & Independent Contractor Agreement to be effective on and as of the Effective Date.

Page 10 of 10 “CONTRACTOR” /s/ Brian J. Gyomory Brian Gyomory, an adult individual May 27, 2025 Date “1FFC:” 1ST FRANKLIN FINANCIAL CORPORATION By: /s/ Jerry Harrison Jerry Harrison, its Chief Strategy Officer with authority to bind the company May 27, 2025 Date